May 14, 2003

VALENCE AND BROOKSTONE JOIN FORCES TO OFFER 10-HOUR RECHARGEABLE LAPTOP BATTERY TO CUSTOMERS NATIONWIDE

N-CHARGE POWER SYSTEM TO BE SOLD IN BROOKSTONE AIRPORT STORES

AUSTIN, Texas, May 14, 2003 (BUSINESS WIRE) -- Valence Technology, Inc. (VLNC), a leader in the development and commercialization of Saphion(TM) technology and Lithium-ion polymer rechargeable batteries, today announced that Brookstone, Inc. (BKST), a nationwide specialty retailer, will roll out the N-Charge(TM) Power System - a 10-hour rechargeable laptop battery - in all of its 30 airport stores throughout the country beginning in June.

"Brookstone is a highly reputable retailer nationwide, and it is known for having a portfolio of unique and functional products that meet the needs of its expansive customer base," stated Stephan Godevais, chairman and CEO of Valence. "Working with Brookstone will allow us to make the N-Charge system available directly to one of our top target groups, the business traveler. Brookstone clearly serves this market with its airport store locations, and we are looking forward to meeting the needs of this customer group."

"Today more than ever, airline passengers are looking to make productive use of the time they spend in airports. The completely mobile and long-lasting Valence N-Charge System will provide our airport customers a valuable resource that will enhance the quality of their travel time," said Brookstone president, chairman and chief executive officer Michael Anthony.

The N-Charge Power System is an easy-to-use, portable energy solution that provides power for a wide variety of mobile electronic devices, including notebook computers, mobile telephones and PDAs. Featuring Valence's Saphion(TM) Lithium-ion technology, the N-Charge system offers up to 10 hours of continuous notebook use in a thin, lightweight design (under 3 lbs). Additionally, the battery recharges in just two to four hours. With its built-in multi-device support and excellent run-time, the N-Charge Power System eliminates the user's need to carry multiple adaptors and additional batteries.

The N-Charge Power System will be available for $299 in Brookstone's airport locations in June.

About Valence Technology, Inc.

Valence is a leader in the development and commercialization of Saphion(TM) technology and Lithium-ion polymer rechargeable batteries. Valence has more than 722 issued and pending patents worldwide, including 254 issued in the U.S. The company has facilities in Austin, Texas, Henderson, Nevada and Mallusk, Northern Ireland. Valence is traded on the Nasdaq SmallCap Market under the symbol VLNC and can be found on the Internet at WWW.VALENCE.COM.

About Brookstone, Inc. Brookstone, Inc. is a nationwide specialty retailer that operates more than 250 Brookstone Brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls and airports, the stores feature unique and innovative consumer products. The Company also operates three stores under the Gardeners Eden Brand, and a direct marketing business that consists of three catalogs; Brookstone, Hard-to-Find Tools and Gardeners Eden; as well as an e-commerce web site at HTTP://WWW.BROOKSTONE.COM.


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Forward-looking Statement

The information contained herein includes "forward-looking statements." The company cautions readers not to put undue reliance on forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described herein, for the reasons, among others, discussed in our reports filed with the Securities and Exchange Commission.

SOURCE: Valence Technology, Inc.

Valence Technology, Inc.
Investors:
Kevin Mischnick, 512/527-2900
kevin.mischnick@valence.com

or

Blanc and Otus Public Relations
Media:
Sue Ellen M. Schaming, 415/856-5129
sschaming@blancandotus.com

or

Brookstone
Robert Padgett, 603/577-8097
RPADGETT@BROOKSTONE.COM
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